Exhibit 99.1

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com	For Release: July 28, 2010 1:05 p.m. PDT

Christi Lee Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com

QUANTUM CORPORATION REPORTS FISCAL FIRST QUARTER RESULTS

Grows Branded Disk Systems and Software Revenue 86 Percent Year-over-Year to Record Level, with 125 Percent Year-over-Year Increase in Branded DXi Sales

SAN JOSE, Calif., July 28, 2010 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal first quarter (FQ1’11), ended June 30, 2010, was $163 million, an increase of $3 million from the same period last year (FQ1’10). This increase was primarily due to record branded disk systems and software revenue, which grew 86 percent from FQ1’10, and higher OEM DXi™ software revenue recognized in accordance with contractual requirements. Quantum’s branded business grew to 73 percent of total non-royalty revenue, up from 71 percent in FQ1’10.

Reflecting the strength of the company’s business model, Quantum increased both its gross margin rate and operating income from the same quarter last year. Its GAAP gross margin rate was 41.3 percent, up from 38.4 percent, and GAAP operating income rose to $4 million, up from $200,000.

Quantum reported a GAAP net loss of $3 million, or 1 cent per share, compared to GAAP net income of $5 million in FQ1’10, which included an $11 million net gain related to the retirement of convertible debt. The $3 million loss in FQ1’11 included $9 million in amortization of intangibles and $3 million in stock-based compensation charges which reduced per share earnings by approximately 5 cents.

“We continued to make significant progress in several key areas during the June quarter, most notably setting a new record for branded DXi revenue, which more than doubled on a year-over-year basis,” said Rick Belluzzo, chairman and CEO of Quantum. “We also continued to deliver strong gross margin and operating income performance. However, although our revenue increased over the prior year, we clearly did not deliver the growth we had expected. While this was partly due to economic challenges in Europe, we continue to believe there is significant opportunity in the market and that Quantum is well-positioned to capitalize on it, particularly given the new products we’ve launched over the past year.

“The key to generating greater revenue growth is building a stronger channel business – especially in the midrange with our DXi solutions – better leveraging our large installed base and further improving our sales execution,” continued Belluzzo. “While we believe our go-to-market strategy is still fundamentally sound, we are making targeted changes and investments in all these areas that will help us build a stronger, more diverse revenue base moving forward.”

-more-

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $108 million in FQ1’11. This represented a net increase of $3 million from FQ1’10. Disk systems and software revenue, inclusive of related service revenue, was $35 million in the June quarter, an increase of 80 percent from the same period last year. The growing strength of Quantum’s branded disk systems and software offerings was reflected in year-over-year revenue increases of 125 percent for branded DXi systems and 36 percent for branded StorNext® software. Contributing to this momentum were a variety of large deals, including a multi-site, follow-on DXi7500 sale to one of the top insurance companies in the United States, a significant DXi7500 purchase by a new DXi customer that is one of the leaders in the American music recording industry, and multi-unit DXi6500 deals with a government agency and state university. On the StorNext side, notable customer wins included new business with a major manufacturer of supercomputers, several Chinese television stations, and a top university in the Middle East, as well as a follow-on sale to a large government-owned broadcast network in Asia.

Quantum ended FQ1’11 with $99 million in total cash and cash equivalents and $329 million in total debt. The quarter-over-quarter decline in cash was expected, generally driven by balance sheet fluctuations and, specifically, the final utilization of a customer prepayment. Quantum stated that it expects to generate cash from operations in the current quarter and that it will pay off the remaining $22 million of its convertible debt.

Conference Call and Audio Webcast Notification
Quantum will hold a conference call today, July 28, 2010, at 2:00 p.m. PDT, to discuss its fiscal first quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9867 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, July 28, 2010, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum
Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi™-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

###

Quantum, the Quantum logo and StorNext are registered trademarks of Quantum Corporation and its affiliates. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to generating greater revenue growth, that we are making targeted changes and investments to help us build a stronger, more diverse revenue base moving forward, and that we continue to believe there is significant opportunity in the market and that we are well-positioned to capitalize on it, that we expect to generate cash from operations in the current quarter and that we will pay off the remaining $22 million of our convertible debt are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statement. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2010. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

-more-

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2010	June 30, 2009
Revenue:
Product	$108,454	$105,224
Service	38,637	38,902
Royalty	16,134	16,214
Total revenue	163,225	160,340
Cost of revenue:
Product	70,635	72,086
Service	25,136	26,611
Total cost of revenue	95,771	98,697
Gross margin	67,454	61,643
Operating expenses:
Research and development	18,122	16,532
Sales and marketing	30,078	27,293
General and administrative	15,483	14,505
Restructuring charges (benefit)	(83)	3,110
	63,600	61,440
Income from operations	3,854	203
Interest income and other, net	(32)	4
Interest expense	(6,115)	(5,651)
Gain on debt extinguishment, net of costs	—	11,290
Income (loss) before income taxes	(2,293)	5,846
Income tax provision	403	838
Net income (loss)	$(2,696)	$5,008

Net income (loss) per share:
Basic	$(0.01)	$0.02
Diluted	(0.01)	(0.02)
Income (loss) for purposes of computing net income (loss) per share:
Basic	$(2,696)	$5,008
Diluted	(2,696)	(5,592)
Weighted average common and common equivalent shares:
Basic	215,448	210,257
Diluted	215,448	226,046
Included in the above Statements of Operations:
Amortization of intangibles:
Cost of revenue	5,547	5,475
Research and development	100	100
Sales and marketing	3,394	3,394
General and administrative	25	25
	9,066	8,994
Share-based compensation:
Cost of revenue	460	300
Research and development	749	638
Sales and marketing	885	458
General and administrative	948	742
	3,042	2,138

-more-

QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2010	March 31, 2010*
Assets
Current assets:
Cash and cash equivalents	$97,288	$114,947
Restricted cash	1,813	1,896
Accounts receivable, net	105,549	103,397
Manufacturing inventories, net	56,043	54,080
Service parts inventories, net	50,321	53,217
Deferred income taxes	7,746	7,907
Other current assets	14,399	14,500
Total current assets	333,159	349,944
Long-term assets:
Property and equipment, less accumulated depreciation	23,652	24,528
Intangible assets, less accumulated amortization	64,026	73,092
Goodwill	46,770	46,770
Other long-term assets	9,654	9,809
Total long-term assets	144,102	154,199
	$477,261	$504,143
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$52,099	$56,688
Accrued warranty	5,815	5,884
Deferred revenue, current	80,864	94,921
Current portion of long-term debt	1,884	1,884
Current portion of convertible subordinated debt	22,099	22,099
Accrued restructuring charges	2,446	3,795
Accrued compensation	26,921	31,237
Income taxes payable	1,874	2,594
Other accrued liabilities	22,872	23,555
Total current liabilities	216,874	242,657
Long-term liabilities:
Deferred revenue, long-term	29,595	30,724
Deferred income taxes	8,660	8,676
Long-term debt	305,428	305,899
Other long-term liabilities	7,409	7,444
Total long-term liabilities	351,092	352,743
Stockholders’ deficit	(90,705)	(91,257)
	$477,261	$504,143

* Derived from the March 31, 2010 audited Consolidated Financial Statements.

-more-

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	June 30, 2010	June 30, 2009
Cash flows from operating activities:
Net income (loss)	$(2,696)	$5,008
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Depreciation	2,974	3,288
Amortization	9,477	9,840
Service parts lower of cost or market adjustment	4,458	3,026
Gain on debt extinguishment	—	(13,077)
Deferred income taxes	156	(146)
Share-based compensation	3,042	2,138
Changes in assets and liabilities:
Accounts receivable, net	(2,152)	19,342
Manufacturing inventories, net	(3,204)	4,183
Service parts inventories, net	(321)	1,845
Accounts payable	(4,559)	5,690
Accrued warranty	(69)	(544)
Deferred revenue	(15,185)	5,078
Accrued restructuring charges	(1,351)	(32)
Accrued compensation	(4,136)	(3,712)
Income taxes payable	(623)	(1,714)
Other assets and liabilities	(1,520)	(7,047)
Net cash provided by (used in) operating activities	(15,709)	33,166

Cash flows from investing activities:
Purchases of property and equipment	(2,193)	(1,916)
Decrease in restricted cash	72	16
Return of principal from other investments	95	—
Net cash used in investing activities	(2,026)	(1,900)

Cash flows from financing activities:
Borrowings of long-term debt, net	—	73,872
Repayments of long-term debt	(471)	(40,521)
Repayments of convertible subordinated debt	—	(74,104)
Payment of taxes due upon vesting of restricted stock	(429)	(57)
Proceeds from issuance of common stock	1,037	—
Net cash provided by (used in) financing activities	137	(40,810)
Effect of exchange rate changes on cash and cash equivalents	(61)	163
Net decrease in cash and cash equivalents	(17,659)	(9,381)
Cash and cash equivalents at beginning of period	114,947	85,532
Cash and cash equivalents at end of period	$97,288	$76,151

-end-